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                                                               Exhibit 12.01

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                             Schedule of Earnings to Fixed Charges

                                        Year ended December 31,
                                                                                                           Three Months Ended
                                           1996          1997            1998            1999        March 31, 1999  March 31, 2000
EARNINGS
ADD:
Pretax income from continuing
  operations                           (1,045,984)    (2,301,226)    (12,776,191)    (27,529,788)    (5,263,280)      (8,274,217)
Fixed charges                             268,086        309,082      10,546,132      24,733,319      6,082,022        6,225,936
Amortization of capitalized interest           --          4,814           4,628         170,699         35,152          213,675
                                       ----------     ----------      ----------      ----------     ----------       ----------
                                          777,898     (1,987,330)     (2,225,431)     (2,625,750)       853,894       (1,834,606)

SUBTRACT:
Interest capitalized                      180,501        142,457       1,543,520       3,095,200        945,700          685,000
Minority interest in pre-tax
  income of subs that have
  not incurred fixed charges              248,039        894,000       1,026,001              --             --               --
                                       ----------      ---------       ---------      ----------     ----------       ----------
                                          428,540      1,136,457       2,569,521       3,095,200        945,700          685,000

Total Earnings                         (1,206,438)    (3,123,787)     (4,794,952)     (5,720,950)       (91,806)      (2,519,606)

Ratio of earnings to fixed charges          (4.50)        (10.11)          (0.45)          (0.23)         (0.02)           (0.40)

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